SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

July 9, 2003

(Date of earliest event reported)

Harbor Global Company Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	000-30889	52-2256071
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

One Faneuil Hall Marketplace, Boston, Massachusetts 02109

(Address of principal executive offices, including zip code)

(617) 878-1600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Item 4.    Changes in Registrants Certifying Accountant

On June 26, 2003, Harbor Global Company Ltd. (the “Company”) informed Deloitte & Touche LLP (“Deloitte”) of its intention to recommend to the Company’s shareholders the replacement of Deloitte as the Company’s independent auditors. On July 9, 2003, Deloitte resigned as the Company’s independent auditors effective immediately. Upon the unanimous recommendation of the Company’s audit committee, the Board of Directors of the Company voted to accept Deloitte’s resignation and appoint PricewaterhouseCoopers LLP to fill the vacancy created by the resignation of Deloitte and serve as the Company’s new independent auditors, effective immediately.

The reports of Deloitte on the consolidated financial statements of the Company for the years ended December 31, 2002 and 2001, for which Deloitte’s Independent Auditors’ Reports were dated January 24, 2003 and February 5, 2002, respectively, contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty or audit scope. The reports did contain explanatory paragraphs relative to the Company’s adoption of SFAS No. 142 “Goodwill and Other Intangible Assets” in 2002 and relative to the Company’s reclassification of discontinued operations associated with the expected sale of a subsidiary in 2001.

In connection with its audits for the two most recent fiscal years and through July 9, 2003, there have been no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Deloitte would have caused them to make reference thereto in their report on the Company’s consolidated financial statements for such periods.

During the two most recent years and through July 9, 2003, there have been no reportable events as defined in Regulation S-K Item 304(a)(1)(v).

The Company provided Deloitte with a copy of the foregoing disclosures. Attached as Exhibit 16 is a copy of the letter from Deloitte, dated July 11, 2003.

During the two most recent fiscal years and through July 9, 2003, the Company has not consulted with PricewaterhouseCoopers LLP regarding either (i) the application of accounting principles to a specific transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements or (ii) any matter that was the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is described in Item 304(a)(1)(v) of Regulation S-K.

Item 7.    Financial Statements and Exhibits

(c) Exhibits.

Exhibit	16 Letter from Deloitte & Touche LLP to Securities Exchange Commission dated July 11, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 11, 2003

HARBOR GLOBAL COMPANY LTD.

By:    /s/    Donald H. Hunter

Name: Donald H. Hunter

Title: Chief Operating Officer and Chief Financial Officer

Exhibit Index

Exhibit	16 Letter from Deloitte & Touche LLP to Harbor Global Company Ltd. dated July 11, 2003